Conquering Upper Limb Paralysis with Wearable Medical Robotics Paul R. Gudonis, Chairman and CEO David Henry, CFO NYSE American: MYO Investor Presentation February 2020 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-235538

Legal Disclaimer This presentation contains forward-looking statements regarding the trading of the Company’s common stock on the NYSE American, the Company’s plans for the use of proceeds and advancing its product line, increasing its sales and marketing efforts and growing its business, the Company’s financial position and projections of future operating results, and the Company's future business expectations, which are based upon the current estimates, assumptions and expectations of the Company’s management and its knowledge of the relevant market. The Company has tried, where possible, to identify such information and statements by using words such as “anticipate,” “believe,” “envision,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions and derivations thereof in connection with any discussion of future events, trends or prospects or future operating or financial performance, although not all forward-looking statements contain these identifying words. Forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are only predictions and may differ materially from actual results due to a variety risks, uncertainties and other factors. These risks and uncertainties include, among others, risks related to the Company’s liquidity and financial position, the trading of its common stock, its new products, services, and technologies, government regulation and taxation, and fraud. More information about factors that potentially could affect Myomo's business and financial results are included in the preliminary prospectus for the offering to which this presentation relates, contained in Myomo's Form S-1 Registration Statement filed with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy of this presentation. Myomo, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-235538) and a preliminary prospectus (the “Preliminary Prospectus”) for the offering to which this communication relates. The registration statement has not yet become effective. Our shares of common stock may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the Preliminary Prospectus (including the documents incorporated by reference therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective. NYSE American: MYO

Offering Summary NYSE American: MYO Issuer: Myomo, Inc. Exchange / Ticker: NYSE American: MYO Stock Price (as of 1/31/2020): $6.4549 Shares/Pre-Funded Warrants Offered: 2,100,000 Shares Outstanding (as of 9/30/2019, adjusted for reverse stock split on 1/31/2020): 572,964 Warrant Coverage: 100% Anticipated Insider/Existing Investor Participation $125,000 Anticipated Pricing: February 10 Sole Book-Running Manager: Roth Capital Partners Co-Manager: Dougherty & Company

Overview NYSE American: MYO Only commercially available device of its kind with FDA clearance and CE Mark Wearable medical robotic device that restores movement and function of paralyzed arms and hands Can benefit patients suffering from stroke, brachial plexus injury, traumatic brain or spinal cord injury, as well as ALS or other neuromuscular disease/injury Lightweight, portable, and able to restore ability to perform activities of daily living

Investment Highlights Large unmet medical need and potential market expansion through product line extensions Estimated $10B U.S. market opportunity Experienced management team expanding and strengthening platform for only commercially-available device to restore function for upper extremity paralysis FDA registered in US; CE mark in Europe Accelerating pipeline growth from ongoing rollout in US and International markets supported by growing direct-to-patient marketing Growing Direct Billing channel resulting in higher ASPs and gross margin Pipeline up nearly 6X in 15 months; ~ $1.8M potential revenue in backlog * Offering proceeds part of our strategy to achieve cash flow breakeven NYSE American: MYO * Based on backlog of 61 units as of September 30, 2019 at an assumed ASP of $30,000 per unit myomo
my own motion

Proven Technology & Healthcare Leadership

Management Team Members



Paul R. Gudonis
Chairman & CEO
Robotics, Software, HBS MBA, BSEE



Jonathan Naft CPO, VP | GM
O&P Industry Leader, BME



Micah Mitchell
Chief Commercial Officer
Invacare, Alliance Seating & Mobility



Gene Tacy, MSEE
VP of Engineering
Intel, GE Corporate R&D, NComm



Cliff Conneighton
Chief Marketing Officer
High Tech / Internet Marketing Exec



Brandon Green, DO,CP
Chief Medical Officer
Medical Director of United Prosthetics



Courtney Maulen, MS, OTR/L Patient Advocacy / Reimbursement



David Henry, CFO
High Tech Manufacturing, AMSC



Stefanie Dunaway, MS, OTR/L Clinical Services
National Rehab Hospital



Barry Camrell
VP of QA/RA
Boston Scientific, Delsys

Board of Directors & Advisors



Ross D. Zafonte, DO
Chair, SAB
Harvard Med. School, Spaulding Rehab.



Thomas Kirk
Lead Independent Director
Former CEO, Hanger Clinics



Amy Knapp
Board Member
BrightHealth, United Healthcare



Thomas Crowley
Board Member
Experienced Med Device CEO



Steve Sanghi
Board Advisor
CEO, Microchip Technology Inc.

NYSE American: MYO 6

World Health Organization: Data on Stroke Incidence 15 M Strokes / Year 5 M Deaths 5 M Recover 5 M Impaired NYSE American: MYO Source: World Health Report, 2002 - WHO

While There Are a Number of Upper Extremity Treatment Options Available, Myomo Addresses an Unmet Need Current Treatment Options Rehabilitation: Occupational Therapy Static Bracing Saebo Electrical Stimulation (Bioness) Stationary Robotics Medical: Botox Baclofen The Medical Need: A Lightweight, Portable Device to Restore Function for Use at Home, Work, and School NYSE American: MYO

CAUSES OF UPPER EXTREMITY PARALYSIS STROKE BRACHIAL PLEXUS INJURY SPINAL CORD INJURY MULTIPLE SCLEROSIS TRAUMATIC BRAIN INJURY ALS 25% of 3M existing cases of upper extremity paralysis $10 B Total US Market Size 25% of 350k new cases each year $1.2 B New Incidences / Year + US + EU + ROW $30 B Estimate Includes: Total US Market Potential Total Worldwide Market Potential *Source: Christopher and Dana Reeve Foundation Survey, National Stroke Association, World Health Organization, and Myomo Base Model Estimates Large Market Opportunity* NYSE American: MYO

Brain Signal EMG Sensor Signal Processing Movement MyoPro Orthosis: How it Works NYSE American: MYO

Lower Limb Products Upper Limb Products Lower Limb Products Upper Limb Products Exoskeletons Foot Drop Only Commercially Available Upper Limb Product Line to Restore Function Unit Volume Orthotics Prosthetics Stance Control Competitive Landscape of O&P* and Robotics Wheelchair * Orthotics and Prosthetics NYSE American: MYO

Commercial Scale Up Underway

2012 – 2017
Controlled Introduction



- MyoPro 1 Product Line
- Limited # of US Markets
- Clinical Research and Initial Reimbursements
- VA Approval
- IPO and Follow-on Offering
- MyoPro 2 Product Line
- CE Mark
- Applied to CMS for HCPCS Codes

VA | U.S. Department of Veterans Affairs



myomo
my own motion

2018 – 2019
Scaling Up

- Chief Commercial Officer & National Sales and Clinical Team
- B2C Advertising
- Accelerating Growth of Pipeline
- Shift from Wholesale O&P Sales to Direct Billing Channel
- 2 HCPCS Codes Issued
- International Distribution



CMS



92
92
222
222
306
139
167
354
111
243
453
182
271
528
192
336
6/30/18
9/30/18
12/31/18
3/31/19
6/30/19
9/30/19

NYSE American: MYO

12

Actions Taken to Scale Up Operations and Accelerate Revenue Increased Lead Generation via Online B2C Marketing Established Call Center for Rapid Follow Up on Patient Leads Using TeleHealth Video Conferencing to Evaluate Patient Candidates Expanded Reimbursement Staff to Drive Increased Insurance Authorizations Shifted to Direct Billing of Payers for Higher Revenue & Margin / Unit Obtained HCPCS Codes for Medicare Advantage and Medicare Part B Reimbursement Established Distribution in Selected International Markets Introducing Pediatric Device to Target Additional Patient Population NYSE American: MYO

Lead Generation with B2C Digital Marketing NYSE American: MYO

Leading Indicator of Potential Future Revenues: Reimbursement Pipeline Up Nearly 6X in 15 Months 6/30/18 Previous Cases Pending Reimbursement Screening Insurance Authorization Order 9/30/18 12/31/18 3/31/19 New Unit Adds in Q3 6/30/19 9/30/19 NYSE American: MYO

Strategic Shift to Direct Billing = Higher Revenue & Margin D O&P Clinics Direct Billing and Delivery Payers NYSE American: MYO Revenue Revenue

Direct Billing Pipeline: # of Cases up Approx. 7X 9/30/2018 9/30/2019 32 225 7X Strategic Shift to Direct Billing Channel in 2019 From Wholesale Sales to O&P Providers to Direct Billing by Myomo Higher Revenue and Margin per Unit More Control Over Process Longer Time to Payment by Insurance Plan NYSE American: MYO 17

Increasing Number of Reimbursements by Payers Commercial Payers Military Medicare Approvals on a Case by Case Basis 80% of Cases are Now Direct Billing by Myomo Approved for Vets > 40 VAMC’s Have Ordered MyoPro’s New HCPCS Codes in 2019 Medicare Advantage Claims Paid Part B Medicare DME Rental Claims Pending NYSE American: MYO

Expanding Addressable Market through Product Development ADULTS -- MyoPro 2012 ADOLESCENTS -- 2018 PEDIATRICS -- 1H20 Growth via Product Line Extension NYSE American: MYO

Entering International Markets NYSE American: MYO

European Expansion Underway Established Myomo Business Development Office in Europe Recruited O&P Providers in Germany, Denmark, UK, Italy Conducting Screening Days and Building Patient Pipeline Obtaining Initial Reimbursements and Booking Orders NYSE American: MYO

Quarterly Revenues (YoY) – 2018-2019 Q3 ‘19 Revenue Flat vs. Prior Year Due to Shift to Direct Billing NYSE American: MYO

Cash Position Current Burn Rate $800K - $1M per month Reducing cash burn through Revenue growth and Operating Expense management $ millions Q3-19 Ending Cash $7.1M* NYSE American: MYO * Pro forma for proceeds from term loan in October 2019

Cap Table and Use of Proceeds Cap Table At September 30, 2019 (as adjusted for reverse split): * Excludes shares to be issued in this offering Use of Proceeds Proceeds from this Offering Part of our Strategy to Achieve Cash Flow Breakeven NYSE American: MYO

Use of Proceeds: Strategy to Achieve Cash Flow Breakeven Assumptions: Continuation of One-time Payment for MyoPro’s, Current Payer Coverage Policies and Reimbursement Amounts Add 100-150 New Patient Candidates to Pipeline / Month Target “Good Payers” to Obtain Reimbursement Authorization at a Higher Rate per New Candidate Deliver and Bill Designated Payers Deliver 85 MyoPro’s / Month @ $30K ASP = $25-30M Annual Revenue, which is our estimated breakeven point NYSE American: MYO

Key Takeaways Large unmet medical need and potential market expansion through product line extensions Estimated $10B U.S. market opportunity Experienced management team expanding and strengthening platform for only commercially-available device to restore function for upper extremity paralysis FDA registered in US; CE mark in Europe Accelerating pipeline growth from ongoing rollout in US and International markets supported by growing direct-to-patient marketing Growing Direct Billing channel resulting in higher ASPs and gross margin Pipeline up nearly 6X in 15 months; ~ $1.8M potential revenue in backlog * Offering proceeds part of strategy to achieve cash flow breakeven NYSE American: MYO * Based on backlog of 61 units as of September 30, 2019 at an assumed ASP of $30,000 per unit

Thank You! For Additional Information: Paul R. Gudonis, CEODavid Henry, CFO paul@myomo.com david.henry@myomo.com 617-401-2623617-398-2435 NYSE American: MYO